EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2022 RESULTS

Quarterly revenue of $1.427 billion;

GAAP EPS of $2.77 and adjusted EPS of $3.31

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its second quarter 2022 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2022	% Change Q2 2021	YTD June 30, 2022	% Change YTD June 30, 2021
Revenue	$1,426.6	66%	$2,979.1	71%
Gross profit	$460.2	64%	$956.4	68%
Net income	$123.8	85%	$269.8	97%
GAAP diluted EPS	$2.77	99%	$5.87	105%
Adjusted diluted EPS*	$3.31	102%	$6.80	104%
Adjusted EBITDA*	$232.7	74%	$490.3	79%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	All three business segments exceeded revenue expectations in the second quarter, with Technology and Workforce Solutions reporting a record high quarter.
•	Demand for staffing and other services is robust, significantly higher than pre-pandemic, due to severe workforce shortages.
•	Operating cash flow was very strong at $224 million in the quarter and $425 million for the first half of 2022.
•	We spent $174 million to repurchase 1.9 million shares in the second quarter while reducing our net leverage ratio to 0.9:1. During the quarter, our Board of Directors added $250 million to our stock repurchase authorization.
•	We acquired Connetics USA during the quarter to add permanent placement to our nurse and allied international recruitment solutions.

“The healthcare delivery model that is highly dependent on the skills, passion and many hours worked by clinicians is being tested beyond its limits. Open healthcare jobs in the U.S. continue to pace beyond 2.5x the number of hires each month, and there is no quick fix," said Susan R. Salka, Chief Executive Officer of AMN Healthcare. "Our solutions and technologies are making an impact. We are also rapidly collaborating with clients and other partners to develop and retain the highly valuable workforce serving patients today. To that end, we welcome the Connetics team into the AMN family, and we believe the addition of their international nurse and allied talent sourcing capabilities is well timed.”

Ms. Salka said, “The AMN team continues to perform exceptionally well and make a significant impact for clients, healthcare professionals and our community. These efforts amidst a strong market resulted in better-than-expected revenue and earnings for the second quarter. Demand is very robust, and our second-half 2022 outlook is slightly stronger than previously expected.”

Second Quarter 2022 Results

Consolidated revenue for the quarter was $1.427 billion, a 66% increase over prior year and 8% less than prior quarter. Net income was $124 million (8.7% of revenue), or $2.77 per diluted share, compared with $67 million (7.8% of revenue), or $1.39 per diluted share, in second quarter 2021. Adjusted diluted EPS in the second quarter was $3.31 compared with $1.64 in the same quarter of the prior year.

Revenue for the Nurse and Allied Solutions segment was $1.101 billion, up 76% year over year and down 10% from the prior quarter. Travel nurse staffing revenue grew 70% year over year and was down 20% sequentially. Allied division revenue grew by 54% year over year while falling 3% sequentially. Labor disruption revenue was $83 million in the second quarter compared with $2 million in the year-ago period. Connetics, acquired in mid-May, contributed $2 million of revenue.

The Physician and Leadership Solutions segment reported revenue of $176 million, growing 26% year over year and declining 2% sequentially. Locum tenens revenue was $106

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million, up 36% year over year and down 6% sequentially. Interim leadership revenue grew by 8% year over year and by 7% sequentially. Our physician and leadership search businesses produced revenue growth of 28% year over year, though down 1% sequentially.

Technology and Workforce Solutions segment revenue was $149 million, an increase of 59% year over year and 3% sequentially. Language services revenue was $53 million in the quarter, 17% higher than the prior year and up 8% sequentially. Vendor management systems revenue was $75 million, growing 144% year over year and flat with the first quarter 2022 level.

Consolidated gross margin was 32.3%, 40 basis points lower year over year and up 30 basis points sequentially. Gross margin was lower year over year due primarily to lower hours and a revenue mix shift toward lower-margin staffing businesses. On a sequential basis, the revenue mix change was favorable to gross margin.

Consolidated SG&A expenses were $244 million, or 17.1% of revenue, compared with $157 million, or 18.3% of revenue, in the same quarter last year. SG&A was $258 million, or 16.6% of revenue, in the previous quarter. The year-over-year increase in SG&A costs was driven primarily by higher employee and related expenses associated with business growth. SG&A margin improved year over year due to operating leverage on higher revenue.

Income from operations was $184 million with an operating margin of 12.9%, compared with $99 million and 11.6%, respectively, in the same quarter last year. Adjusted EBITDA was $233 million, a year-over-year increase of 74%. Adjusted EBITDA margin was 16.3%, representing an increase of 70 basis points year over year.

At June 30, 2022, cash and cash equivalents totaled $79 million. Cash flow from operations was $224 million for the second quarter, and capital expenditures were $17 million. The Company ended the quarter with total debt outstanding of $850 million and a net leverage ratio of 0.9 to 1.

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During the second quarter, the Company used $174 million of cash to repurchase 1.9 million shares of our stock. As of June 30, 2022, $326 million remained under our stock repurchase authorization.

Connetics Acquisition

In May, the Company acquired Connetics USA. Connetics specializes in direct hire recruitment and placement of international nurse and allied professionals. The addition of Connetics expanded our international nurse business beyond contract staffing.

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Third Quarter 2022 Outlook

Metric	Guidance*
Consolidated revenue	$1.080 - $1.110 billion
Gross margin	33.0% - 33.5%
SG&A as percentage of revenue	18.0% - 18.5%
Operating margin	11.8% - 12.4%
Adjusted EBITDA margin	15.5% - 16.0%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the third quarter of 2022 is expected to be 23-26% higher than prior year and 22-24% lower sequentially. The quarter-over-quarter decline is due primarily to the anticipated travel nurse and VMS bill rate reductions, which have come down slightly less than our prior expectations. Nurse and Allied Solutions segment revenue is expected to grow 24-28% year over year, which includes $7 million from labor disruption activities. For the Physician and Leadership Solutions segment, revenue is expected to be approximately 15% higher than prior year. Technology and Workforce Solutions segment revenue is expected to grow by approximately 30% year over year.

Third quarter estimates for certain other financial items include depreciation of $12 million, non-cash amortization expense of $21 million, stock-based compensation expense of $6 million, interest expense of $9 million, integration and other expenses of $2 million, an adjusted tax rate of 27%, and approximately 43.6 million diluted shares outstanding.

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Conference Call on August 4, 2022

AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its second quarter 2022 financial results and third quarter 2022 outlook on Thursday, August 4, 2022 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at https://register.vevent.com/register/BI258cf37b8b78443397eb06e7e31df837. Please follow the link and register with a valid e-mail address. A PIN will be e-mailed to you with dial-in numbers and the option to have the system call you. Following the conclusion of the call, a replay of the webcast will be available at the Company's website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication

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(“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the labor market conditions, demand for staffing and other services, the length of time and level of workforce shortages, bill rate trends, our ability to develop new approaches to develop new and existing talent and grow and retain our workforce, our consolidated 2022 outlook, winter orders, whether open jobs in healthcare will continue to pace beyond the number of hires each month, pricing of our services and labor pay rates, ability to attract new clients and future

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opportunities, third quarter 2022 financial projections for consolidated and segment revenue, revenue from labor disruption activities, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, stock-based compensation expense, interest expense, integration and other expenses, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including mandatory vaccination, (v) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (vi) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market, economic conditions or COVID-19 pandemic, (vii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, telemedicine or otherwise, (xiii) the extent to which a spike in the COVID-19 pandemic may

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disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, and (xiv) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2021. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Revenue	$1,426,607	$857,445	$1,552,538	$2,979,145	$1,743,390
Cost of revenue	966,370	576,902	1,056,370	2,022,740	1,173,979
Gross profit	460,237	280,543	496,168	956,405	569,411
Gross margin	32.3%	32.7%	32.0%	32.1%	32.7%
Operating expenses:
Selling, general and administrative (SG&A)	244,430	156,629	257,579	502,009	317,841
SG&A as a % of revenue	17.1%	18.3%	16.6%	16.9%	18.2%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	32,274	24,740	30,656	62,930	47,994
Total operating expenses	276,704	181,369	288,235	564,939	365,835
Income from operations	183,533	99,174	207,933	391,466	203,576
Operating margin (1)	12.9%	11.6%	13.4%	13.1%	11.7%

Interest expense, net, and other (2)	10,080	10,111	9,589	19,669	19,055

Income before income taxes	173,453	89,063	198,344	371,797	184,521

Income tax expense	49,653	22,293	52,336	101,989	47,373
Net income	$123,800	$66,770	$146,008	$269,808	$137,148
Net income as a % of revenue	8.7%	7.8%	9.4%	9.1%	7.9%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	332	3	(907)	(575)	(21)
Other comprehensive income (loss)	332	3	(907)	(575)	(21)

Comprehensive income	$124,132	$66,773	$145,101	$269,233	$137,127

Net income per common share:
Basic	$2.78	$1.40	$3.11	$5.90	$2.88
Diluted	$2.77	$1.39	$3.09	$5.87	$2.86
Weighted average common shares outstanding:
Basic	44,504	47,659	46,913	45,702	47,629
Diluted	44,740	48,019	47,208	45,972	47,976

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30, 2022	December 31, 2021	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$79,357	$180,928	$139,494
Accounts receivable, net	781,404	789,131	468,299
Accounts receivable, subcontractor	247,707	239,719	130,409
Prepaid and other current assets	81,754	139,290	51,901
Total current assets	1,190,222	1,349,068	790,103
Restricted cash, cash equivalents and investments	61,744	64,482	63,441
Fixed assets, net	136,490	127,114	121,487
Operating lease right-of-use assets	20,318	27,771	72,641
Other assets	148,570	156,670	145,463
Goodwill	935,675	892,341	892,874
Intangible assets, net	515,761	514,460	546,434
Total assets	$3,008,780	$3,131,906	$2,632,443

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$458,985	$425,257	$260,894
Accrued compensation and benefits	416,375	354,381	288,195
Current portion of operating lease liabilities	7,429	11,383	15,783
Deferred revenue	15,942	15,950	15,065
Other current liabilities	58,648	162,419	2,626
Total current liabilities	957,379	969,390	582,563
Notes payable, net of unamortized fees and premium	842,914	842,322	841,731
Deferred income taxes, net	51,010	47,814	63,748
Operating lease liabilities	12,486	13,364	71,161
Other long-term liabilities	105,647	96,989	106,858
Total liabilities	1,969,436	1,969,879	1,666,061

Commitments and contingencies

Stockholders’ equity:	1,039,344	1,162,027	966,382

Total liabilities and stockholders’ equity	$3,008,780	$3,131,906	$2,632,443

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021

Net cash provided by operating activities	$224,462	$171,494	$200,215	$424,677	$210,625
Net cash used in investing activities	(92,523)	(56,403)	(23,239)	(115,762)	(53,609)
Net cash used in financing activities	(174,233)	(55,470)	(237,455)	(411,688)	(30,703)
Effect of exchange rates on cash	183	3	(183)	–	(21)
Net increase (decrease) in cash, cash equivalents and restricted cash	(42,111)	59,624	(60,662)	(102,773)	126,292
Cash, cash equivalents and restricted cash at beginning of period	186,052	150,658	246,714	246,714	83,990
Cash, cash equivalents and restricted cash at end of period	$143,941	$210,282	$186,052	$143,941	$210,282

AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Reconciliation of Non-GAAP Items:

Net income	$123,800	$66,770	$146,008	$269,808	$137,148
Income tax expense	49,653	22,293	52,336	101,989	47,373
Income before income taxes	173,453	89,063	198,344	371,797	184,521
Interest expense, net, and other (2)	10,080	10,111	9,589	19,669	19,055
Income from operations	183,533	99,174	207,933	391,466	203,576
Depreciation and amortization	32,274	24,740	30,656	62,930	47,994
Depreciation (included in cost of revenue) (3)	973	616	854	1,827	1,087
Share-based compensation	8,513	6,019	11,259	19,772	15,306
Acquisition, integration, and other costs (4)	7,377	2,999	6,918	14,295	6,501
Adjusted EBITDA (5)	$232,670	$133,548	$257,620	$490,290	$274,464

Adjusted EBITDA margin (6)	16.3%	15.6%	16.6%	16.5%	15.7%

Net income	$123,800	$66,770	$146,008	$269,808	$137,148
Adjustments:
Amortization of intangible assets	20,312	15,806	19,647	39,959	31,007
Acquisition, integration, and other costs (4)	7,377	2,999	6,918	14,295	6,501
Fair value changes of equity investments and instruments (2)	–	–	–	–	(1,271)
Debt financing related costs	–	–	–	–	158
Tax effect on above adjustments	(7,199)	(4,889)	(6,907)	(14,106)	(9,463)
Tax effect of COLI fair value changes (7)	4,105	(1,093)	876	4,981	(2,179)
Excess tax benefits related to equity awards (8)	(176)	(877)	(1,929)	(2,105)	(1,553)
Adjusted net income (9)	$148,219	$78,716	$164,613	$312,832	$160,348

GAAP diluted net income per share (EPS)	$2.77	$1.39	$3.09	$5.87	$2.86
Adjustments	0.54	0.25	0.40	0.93	0.48
Adjusted diluted EPS (10)	$3.31	$1.64	$3.49	$6.80	$3.34

AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Revenue
Nurse and allied solutions	$1,101,478	$624,485	$1,228,039	$2,329,517	$1,281,146
Physician and leadership solutions	175,697	139,104	179,506	355,203	279,860
Technology and workforce solutions	149,432	93,856	144,993	294,425	182,384
	$1,426,607	$857,445	$1,552,538	$2,979,145	$1,743,390

Segment operating income (11)
Nurse and allied solutions	$160,870	$89,674	$195,089	$355,959	$191,204
Physician and leadership solutions	19,995	21,849	20,381	40,376	43,065
Technology and workforce solutions	82,501	42,653	78,880	161,381	84,742
	263,366	154,176	294,350	557,716	319,011
Unallocated corporate overhead (12)	30,696	20,628	36,730	67,426	44,547
Adjusted EBITDA (5)	$232,670	$133,548	$257,620	$490,290	$274,464

Gross Margin
Nurse and allied solutions	25.7%	26.6%	26.2%	26.0%	26.8%
Physician and leadership solutions	34.2%	36.6%	35.0%	34.6%	36.8%
Technology and workforce solutions	78.3%	67.7%	76.7%	77.5%	67.7%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (13)	16,462	12,555	17,070	16,766	12,323

Physician and leadership solutions
Days filled (14)	49,361	39,368	51,495	100,856	79,472
Revenue per day filled (15)	$2,146	$1,977	$2,188	$2,168	$2,066

	As of June 30,		As of December 31,
	2022	2021	2021
Leverage ratio (16)	0.9	1.7	1.1

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	September 30, 2022
	Low(17)	High(17)

Operating margin	11.8%	12.4%
Depreciation and amortization	2.9%	2.8%
EBITDA margin	14.7%	15.2%
Share-based compensation	0.6%	0.6%
Acquisition, integration, and other costs	0.2%	0.2%
Adjusted EBITDA margin	15.5%	16.0%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and six months ended June 30, 2022, acquisition and integration costs were approximately $1.5 million and $2.0 million, respectively, expenses related to the closures of certain office leases were approximately $4.5 million and $10.9 million, respectively, increases in contingent consideration liabilities for recently acquired companies were approximately $0.6 million, and other nonrecurring expenses were approximately $0.8 million.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

(10)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(13)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(14)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(17)	Guidance percentage metrics are approximate.